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                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Incentive Plan of Fuel-Tech N.V. of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Fuel-Tech N.V., Fuel-Tech N.V. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fuel-Tech N.V., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Chicago, Illinois
October 2, 2006